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                     October 19, 2022

       Huifeng Chang
       Director and Chief Financial Officer
       Canadian Solar Inc.
       545 Speedvale Avenue West
       Guelph, Ontario, Canada N1K 1E6

                                                        Re: Canadian Solar Inc.
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed April 28,
2022
                                                            File No. 001-33107

       Dear Huifeng Chang:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing